Exhibit 10.21

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 effective January 1, 2009 (the “Amendment”) to the Employment Agreement dated as of November 6, 2007 (the “Original Agreement”) by and between Logisticare Solutions, LLC, a Delaware limited liability company, with its principal office located at 1800 Phoenix Boulevard, Suite 120, College Park, Georgia 30349, its successors and assigns (hereinafter collectively referred to as “Company”), and Herman Schwarz, an individual residing at 1706 Brandywine Court, Atlanta, Georgia 30338 (“Employee” and together with the Company, the “parties”).

WHEREAS, the parties entered into the Original Agreement providing for the terms and conditions of the employment of Employee by the Company; and

WHEREAS, the parties wish to amend certain provisions of the Original Agreement regarding termination and payments upon termination and non-disclosure of confidential information.

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Additional event constituting “Good Reason.” Section 6(d) of the Original Agreement (Termination by Employee for Good Reason) is hereby amended by adding thereto a new subsection (vi) to read in its entirety as follows:

(vi) there has been a “change in control” in the ownership of the Company and, anything contained in the preamble to this Section 6(d) to the contrary notwithstanding, the Notice of Termination by the Employee is given within six (6) months following the closing date of the transaction that constitutes such change in control. Anything contained in the preamble to this Section 6(d) to the contrary notwithstanding, the effective date of a termination pursuant to this Section 6(d)(vi) shall be after the completion of ten (10) days from the giving of such notice. Anything contained in Section 7(e)(i) of this Agreement to the contrary notwithstanding, for purposes of this Section 6(d)(vi) and of Section 7(c), “change in control” shall mean, and shall only mean, a transaction after which neither Providence nor any of its then direct or indirect subsidiaries is the “beneficial owner” (as defined in Section 13(d) of the 1934 Act, as defined below) of more than 50% of the combined voting power of the outstanding equity securities of the Company.

2. Additional severance period for termination after “change in control” under certain circumstances. Section 7(c) of the Original Agreement (Termination by Company Without Cause or By Employee For Good Reason) is hereby amended by the addition of the following sentences at the end thereof:

“Anything contained herein to the contrary notwithstanding, if the Separation from Service referred to in the first sentence of this Section 7(c) occurs after a “change in control” as defined in Section 6(d)(vi) hereof, the twelve (12) month periods referred to in this Section 7(c) shall be twenty-four (24) month periods and the term “Severance Payment” shall include the Company’s continued payment through the Severance Period of all employment benefits in effect at the time of termination, including life and health insurance premiums and bonus payments, if any, accrued at the time of termination, provided that neither vacation time nor sick time nor rights to performance or other bonus shall continue to accrue during the Severance Period. The provisions of Section 7(e)(ii) hereof relating to Section 409A of the Code shall be applicable to Severance Payments made after a “change in control” pursuant to the preceding sentence, except that, with respect to such Severance Payments only, the last word of Section 7(e)(ii) shall be replaced with the words “the Company.”

3. Amendment to Non-disclosure Covenant. Section 8(c) of the Original Agreement (Non-disclosure) is hereby amended by deleting such Section and replacing it with the following:

“(c) Non-Disclosure. Other than in furtherance of the Business of the Company, in the ordinary course in his capacity as an employee hereunder, Employee will not, at any time, except with the express prior written consent of the COO of Providence, directly or indirectly, disclose, communicate or divulge to any Person or entity, or use for the benefit of any Person or entity, any trade secret, confidential or proprietary knowledge or information, with respect to the conduct or details of the Business of the Company, Providence or any of their Affiliates including, but not limited to, customer and client lists, customer and client accounts and information, prospective client, customer, contractor and subcontractor lists and information, services, techniques, methods of operation, pricing, costs, sales, sales strategies and methods, marketing, marketing strategies and methods, products, product development, research, know-how, policies, financial information, financial condition, business strategies and plans and other information of the Company, Providence or any of their Affiliates which is not generally available to the public and which has been developed or acquired by the Company, Providence or any of their Affiliates with considerable effort and expense. Upon the expiration or termination of Employee’s employment under this Agreement, Employee shall immediately deliver to the Company or Providence, as the case may be, all memoranda, books, papers, letters, and other data (whether in written form or computer stored), and all copies of same, which were made by Employee or otherwise came into his possession or under his control at any time prior to the expiration or termination of his employment under this Agreement, and which in any way relate to the Business of the Company, Providence or any of their Affiliates as conducted or as planned to be conducted by the Company, Providence or any of their Affiliates on the date of the expiration or termination.”

4. Scope of amendment. Except as specifically amended hereby, the Original Agreement shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

LOGISTICARE SOLUTIONS, LLC

By:
	Name:	John L. Shermyen
	Title:	Chief Executive Officer

Herman Schwarz